UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2006

The Majestic Star Casino, LLC
The Majestic Star Casino Capital Corp.
Majestic Star Casino Capital Corp. II
(Exact name of Registrant as Specified in its Charter)

Indiana Indiana Indiana (State or Other Jurisdiction of Incorporation)	333-06489 (Commission File Number)	43-1664986 35-2100872 20-3879309 (IRS Employer Identification No.)
301 Fremont Street, 12th Floor

Las Vegas, Nevada 89101

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (702) 388-2224

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 26, 2006, the Board of Directors of The Majestic Star Casino, LLC (the “Company”) appointed Cara L. Brown as a new director of the Company effective November 29, 2006. There was no arrangement or understanding pursuant to which Ms. Brown was selected as a director.

Ms. Brown has worked in the gaming industry for thirteen years having served as the Associate General Counsel of Harrah’s Las Vegas from 1993 to 1996 and as Vice President and General Counsel for Fitzgeralds Gaming Corporation from 1996 to 2001. Ms. Brown joined the Company in December 2001 as its Vice President and General Counsel and served in that capacity until her resignation effective May 31, 2006. After her resignation, Ms. Brown and the Company entered into a Consulting Services Agreement (the “Consulting Services Agreement”) which has a six month term commencing June 1, 2006 and ending November 30, 2006.

From January 1, 2005 until the date of her resignation, Ms. Brown received compensation from the Company pursuant to her employment in the aggregate amount of $400,713.38. Ms. Brown has received payments under the Consulting Services Agreement totaling $63,000. No further payments are due Ms. Brown under the Consulting Services Agreement. Other than her previous employment by the Company and the Consulting Services Agreement, there are no transactions or series of transactions requiring disclosure pursuant to Item 404(a) of Regulation S-K between the Company and Ms. Brown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 1, 2006		THE MAJESTIC STAR CASINO, LLC

	By:	/s/ Jon S. Bennett
Jon S. Bennett, Vice President and Chief Financial Officer

THE MAJESTIC STAR CASINO CAPITAL CORP

	By:	/s/ Jon S. Bennett
Jon S. Bennett, Vice President and Chief Financial Officer